Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-112586, No. 333-117974, No. 333-127852, No. 333-135126, and No. 333-145843) on Form S-8 and Registration Statement No. 333-148092 on Form S-3 of The Providence Service Corporation of our reports dated March 13, 2008 relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of The Providence Service Corporation for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona

March 13, 2008